Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-275664-01

Pricing Supplement
Dated July 22, 2024

United Airlines, Inc.

$1,354,657,000

2024-1 Pass Through Trust

Class AA and Class A Pass Through Certificates, Series 2024-1

Pricing Supplement dated July 22, 2024 to the preliminary prospectus supplement dated July 22, 2024 relating to the Class AA Certificates and Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2024-1 (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2024-1 (“Class A Certificates”)
Amount:	$969,187,000	$385,470,000
CUSIP:	90932W AA1	90932W AB9
ISIN:	US90932WAA18	US90932WAB90
Coupon:	5.450%	5.875%
Make-Whole Spread over Treasuries:	0.20%	0.25%
Initial Maximum Commitment Amount Under Liquidity Facility:	$80,698,279	$34,598,610
Price to Public:	100%	100%
Underwriters:
Goldman Sachs & Co. LLC	$139,564,000.00	$55,508,000.00
Morgan Stanley & Co. LLC	$139,564,000.00	$55,508,000.00
Citigroup Global Markets Inc.	$87,228,000.00	$34,692,000.00
Deutsche Bank Securities Inc.	$87,228,000.00	$34,692,000.00
BofA Securities, Inc.	$50,882,000.00	$20,237,000.00
Barclays Capital Inc.	$50,882,000.00	$20,237,000.00
BNP Paribas Securities Corp.	$50,882,000.00	$20,237,000.00
J.P. Morgan Securities LLC	$50,882,000.00	$20,237,000.00
Mizuho Securities USA LLC	$50,882,000.00	$20,237,000.00
MUFG Securities Americas Inc.	$50,882,000.00	$20,237,000.00

NatWest Markets Securities Inc.	$50,882,000.00	$20,237,000.00
SMBC Nikko Securities America, Inc.	$50,882,000.00	$20,237,000.00
Natixis Securities Americas LLC	$42,644,000.00	$16,961,000.00
Credit Agricole Securities (USA) Inc.	$25,683,000.00	$10,215,000.00
Loop Capital Markets LLC	$25,683,000.00	$10,215,000.00
Raymond James & Associates, Inc.	$9,691,000.00	$3,855,000.00
Academy Securities, Inc.	$2,423,000.00	$964,000.00
AmeriVet Securities, Inc.	$2,423,000.00	$964,000.00
Concession to Selling Group Members:	0.50%	0.50%
Discount to Broker/Dealers:	0.25%	0.25%
Underwriting Commission:	$13,546,570
Settlement*:	August 5, 2024 (T+10) closing date, the 10th business day after the date hereof

*It is expected that delivery of the securities will be made against payment therefor on or about the closing date specified on the cover page of the prospectus supplement, which will be the tenth business day following the date of pricing of the securities (this settlement cycle being referred to as T+10). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities prior to the date of initial delivery of the securities will be required, by virtue of the fact that the securities initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs at 1-866-471-2526 or Morgan Stanley & Co. LLC at 1-866-718-1649.